UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2018

Akoustis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38029 (Commission File Number)	33-1229046 (I.R.S. Employer Identification Number)

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

(Address of principal executive offices, including zip code)

704-997-5735

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.b-2 of this chapter)

Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 24, 2018, Akoustis Technologies, Inc. (the “Company”) and Akoustis, Inc. (together with the Company, the “Grantee”) entered into a Grant Agreement with the Town of Canandaigua (the “Town”). Pursuant to the Grant Agreement, the Town will make a grant to the Grantee of up to $734,000 to support the Grantee’s purchase and installation of equipment at its manufacturing facility located in Canandaigua, New York (the “Project”). Grant proceeds will be disbursed to the Grantee in an aggregate amount up to 10.25% of documented costs of the Project as of the date of such disbursement, which may be requested by the Grantee from time to time until June 27, 2019.

Grant proceeds are subject to reimbursement to the Town if the Grantee fails to meet its obligations under the Grant Agreement, which include creating an estimated 74 employment positions by June 26, 2019 and making a minimum of 51% of these employment positions created as a result of the Project available to Low- and Moderate-Income Persons (as defined in the Grant Agreement). The Grantee must also reimburse the grant proceeds to the Town if it ceases its operations in Canandaigua for a continuous period of ninety (90) days before the earlier of (i) issuance of a closeout letter by the Office of Community Renewal, or (ii) June 30, 2020.

The foregoing description of the Grant Agreement does not purport to be complete and is qualified in its entirety by reference to the Grant Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Grant Agreement, dated as of July 24, 2018, by and among the Company, Akoustis, Inc. and the Town of Canandaigua.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akoustis Technologies, Inc.
Date: July 27, 2018	By:	/s/ John T. Kurtzweil
	Name:	John T. Kurtzweil
	Title:	Chief Financial Officer